Exhibit No. EX-99.o.1

THE DFA INVESTMENT TRUST COMPANY

POWER OF ATTORNEY

The undersigned officers and trustees of THE DFA INVESTMENT TRUST COMPANY (the “Fund”) hereby appoint DAVID G. BOOTH, DAVID R. MARTIN, CATHERINE L. NEWELL, VALERIE A. BROWN, and JEFF J. JEON (with full power to any one of them to act) as attorney-in-fact and agent, in all capacities, to execute and to file any of the documents referred to below relating to the Fund’s Registration Statement on Form N-1A under the Investment Company Act of 1940 and/or under the Securities Act of 1933, including any and all amendments thereto, covering the registration of any registered investment company for which any Series of the Fund serves as a master fund in a master fund-feeder fund structure, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings. Each of the undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he/she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned officers and trustees hereby execute this Power of Attorney as of this 30th day of March, 2007.

/s/ David G. Booth	/s/ Rex A. Sinquefield
David G. Booth, Chairman, Chief Executive Officer, President, and Trustee	Rex A. Sinquefield, Trustee

/s/ George M. Constantinides	/s/ Robert C. Merton
George M. Constantinides, Trustee	Robert C. Merton, Trustee

/s/ John P. Gould	/s/ Myron S. Scholes
John P. Gould, Trustee	Myron S. Scholes, Trustee

/s/ Roger G. Ibbotson	/s/ Abbie J. Smith
Roger G. Ibbotson, Trustee	Abbie J. Smith, Trustee

/s/ David R. Martin
David R. Martin, Vice President, Chief Financial Officer, and Treasurer